Filed Pursuant to Rule 433

Registration No. 333-275173

FINAL TERM SHEET

Dated February 4, 2025

4.875% Notes due 2028

5.625% Notes due 2035

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2028 Notes: $500,000,000 2035 Notes: $500,000,000

Maturity Date:	2028 Notes: February 4, 2028 2035 Notes: February 6, 2035

Coupon:	2028 Notes: 4.875% 2035 Notes: 5.625%

Interest Payment Dates:	2028 Notes: Semi-annually on February 4 and August 4, commencing August 4, 2025 2035 Notes: Semi-annually on February 6 and August 6, commencing August 6, 2025

Price to Public:	2028 Notes: 99.863% of principal amount 2035 Notes: 99.502% of principal amount

Benchmark Treasury:	2028 Notes: 4.25% UST due January 15, 2028 2035 Notes: 4.25% UST due November 15, 2034

Benchmark Treasury Yield:	2028 Notes: 4.255% 2035 Notes: 4.521%

Spread to Benchmark Treasury:	2028 Notes: +67 bps 2035 Notes: +117 bps

Yield to Maturity:	2028 Notes: 4.925% 2035 Notes: 5.691%

Optional Redemption:	2028 Notes: Make-whole call at T+12.5 bps prior to January 4, 2028; par call on or after January 4, 2028

2035 Notes: Make-whole call at T+20 bps prior to November 6, 2034; par call on or after November 6, 2034

Trade Date:	February 4, 2025

Settlement Date (T+2*):	February 6, 2025

CUSIP / ISIN:	2028 Notes: CUSIP: 02209S BS1 ISIN: US02209SBS14 2035 Notes: CUSIP: 02209S BT9 ISIN: US02209SBT96

Listing:	None.

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Santander US Capital Markets LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Senior Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement each with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, that preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement upon your request by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611; Santander US Capital Markets LLC at 1-855-403-3636; Scotia Capital (USA) Inc. at 1-800-372-3930 or Wells Fargo Securities, LLC at 1-800-645-3751.

*	We expect that delivery of the notes will be made against payment therefor on February 6, 2025, which will be the second business day following the trade date (such settlement being referred to as “T+2”). Under Rule 15c6-l under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than one business day prior to the delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their own advisors.